Exhibit 99.9

Lydall, Inc	Facsimile 860 646-8847
One Colonial Road	www.lydall.com
Manchester, CT 06040	Contact:
Telephone 860 646-1233	Christopher R. Skomorowski

LYDALL ANNOUNCES FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2003 FINANCIAL RESULTS

MANCHESTER, CT – February 9, 2004 — LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2003.

For the Fourth Quarters Ended December 31, 2003 and 2002

For the fourth quarter ended December 31, 2003, income from continuing operations was $.2 million, or $.01 per diluted share, compared with $1.6 million, or $.10 per diluted share, for the same quarter in 2002. Net income was $.2 million, or $.01 per diluted share, compared with $1.4 million, or $.09 per diluted share, for the fourth quarter of 2002. Net income for the fourth quarter includes pretax charges of $.9 million representing costs related to the streamlining of Lydall’s organizational structure in the quarter, as well as certain costs associated with the announced closure of the Columbus, Ohio operation in 2004. For the quarter, foreign currency translation had a favorable impact of approximately $.2 million on a pretax basis.

Net sales for the fourth quarter were $63.1 million compared with $64.9 million for the same period of 2002. Excluding the favorable impact of foreign currency translation, net sales for the quarter were 7.0 percent lower than the comparable quarter of 2002. An increase in sales in the Filtration/Separation Segment was more than offset by lower sales in the Thermal/Acoustical and Other Products and Services Segments in the quarter compared with the same quarter of 2002. Most of the shortfall in net sales for the quarter stemmed from a drop in automotive product sales following strong growth in the first half of the year.

For the quarter, gross margin on net sales was 20.1 percent compared with 21.9 percent for the fourth quarter of 2002. Lower sales volume, operational inefficiencies at certain automotive facilities and the Vital Fluids operation, and changes in sales mix continued to impact gross margins.

Selling, product development and administrative expenses were $12.5 million for the quarter, compared with $11.4 million in 2002. The majority of the increase in SG&A expenses was related to severance costs associated with the streamlining of Lydall’s organizational structure in the quarter.

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LYDALL, INC. News Release	2 of 7	February 9, 2004

Income tax benefit for the fourth quarter of 2003 was due to the impact of adjusting the estimated effective tax rate of 35.8 percent utilized through the first three quarters of 2003 to the actual final effective rate for the year of 34.4 percent.

Net cash provided by operating activities was $6.4 million for the fourth quarter of 2003 compared with $8.1 million for the fourth quarter of 2002.

For the Years Ended December 31, 2003 and 2002

For the year ended December 31, 2003, income from continuing operations was $8.4 million, or $.52 per diluted share, compared with $11.7 million, or $.72 per diluted share, for the year ended December 31, 2002. Net income for 2003 was $7.6 million, or $.47 per diluted share, compared with $11.5 million, or $.71 per diluted share, for 2002. For the year, foreign currency translation had a favorable impact of approximately $1.1 million on a pretax basis. In addition to the $.9 million of pretax charges in the fourth quarter, significant items impacting net income for the year were: costs associated with the consolidation of our Vital Fluids facilities and our e-commerce function, lower year-over-year performance at the Columbus operation, outside professional fees related to Sarbanes-Oxley compliance activities, and higher pension costs. These costs were partially offset by significantly lower EVA bonus expense in 2003 compared with 2002.

Net sales for the year increased by 7.0 percent to $271.4 million compared with $253.5 million in 2002. Excluding the favorable impact of foreign currency translation, net sales increased by 2.7 percent. For the year, sales growth recorded by the Thermal/Acoustical and Filtration/Separation Segments was partially offset by lower sales of the Other Products and Services Segment. Most of the growth in 2003 emanated from strong automotive sales in the first half of the year.

For the year, gross margin was 23.6 percent compared with 25.7 percent for 2002. The following factors contributed to lower margins in 2003 compared with 2002: costs related to consolidating Lydall’s Vital Fluids operations; lower year-over-year operating performance at the Columbus operation; higher fixed overhead costs; operational inefficiencies at several facilities; and a change in sales mix.

Selling, product development and administrative expenses were $50.5 million, or 18.6 percent of net sales, for 2003 compared with $46.8 million, or 18.5 percent of net sales, in 2002. This is in line with the Company’s stated objective of maintaining the level of SG&A spending as a percent of sales. Lydall’s intention is to lower general and administrative costs in favor of increasing investment in selling and marketing and product development efforts – considered the drivers of the business.

Net cash provided by operating activities increased by 14.0 percent to $21.0 million in 2003 compared with 2002.

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LYDALL, INC. News Release	3 of 7	February 9, 2004

Working capital at December 31, 2003 was $54.7 million compared with $43.5 million at the end of 2002. The increase in working capital was primarily related to the reduction of the short-term portion of long-term debt related to our debt refinancing, the increase of tooling work-in-process inventory, and the effects of foreign exchange on working capital items.

Segment Information

Thermal/Acoustical – For the quarter, segment net sales were $38.0 million, a decrease of $2.6 million from $40.6 million for the fourth quarter of 2002. For the year, segment net sales increased by $18.0 million to $168.4 million compared with $150.4 million in 2002. Excluding the favorable foreign currency translation effects, segment net sales decreased by 11.3 percent for the quarter and increased by 7.0 percent for the year. Automotive sales, which represented 48 percent of Lydall’s total 2003 sales, increased by 3.8 percent on a constant currency basis in 2003 compared with 2002. Lydall grew this business despite a weaker U.S. automotive market. Production of vehicles on which Lydall has its largest content was approximately 4 percent lower in 2003 than in 2002, and overall North American production by the Big 3 automotive companies was down approximately 6 percent. These factors, together with reduced content on the new model of one of Lydall’s largest platforms and the end of production of certain products, reduced the Company’s automotive sales in the closing months of 2003. Lydall continues to gain new automotive business. A number of approvals have been received for several future vehicle platforms, both domestically and in Europe, which come on line throughout 2004 and beyond. The industrial thermal products business, which includes both passive and active systems, had stronger sales of passive insulating products used in building and appliance applications and increased sales of the Affinity® product line also supported the growth of the Segment.

Operating income for the Thermal/Acoustical Segment was $2.4 million for the fourth quarter of 2003 compared with $4.2 million for the same quarter of 2002. For the year, operating income was $19.5 million compared with $20.4 million for 2002. Increases in operating income recorded for the quarter and the year at Lydall’s industrial thermal businesses were more than offset by decreases in operating income of the automotive operations for both periods.

Filtration/Separation – For the quarter, segment net sales were $18.1 million, an increase of $1.1 million from $17.0 million for the fourth quarter of 2002. For the year, segment net sales increased by $2.1 million to $74.9 million compared with $72.8 million in 2003. Excluding the favorable foreign currency translation effects, segment net sales increased by 1.7 percent for the quarter and decreased by 2.0 percent for the year. Liquid filtration sales posted robust growth in the fourth quarter and for the year. Leading manufacturers of point-of-use water filtration systems that remove harmful contaminants and bacteria and improve the taste of drinking water employ Lydall’s materials. Lower sales of air filtration media in the U.S. and declining sales of traditional blood filtration materials sold to medical device manufacturers offset the strong performance of the liquid filtration business and good growth in sales of blood transfusion and cell therapy products and Bio-Pak® bioprocessing containers.

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LYDALL, INC. News Release	4 of 7	February 9, 2004

Operating income of the Filtration/Separation Segment was $1.2 million for the fourth quarter of 2003 compared with $1.7 million for the comparable quarter in 2002. For the year, operating income was $8.7 million compared with $10.6 million. For the year, operating income for the Filtration/Separation Segment includes charges associated with severance recorded in the fourth quarter and costs related to the consolidation of the Vital Fluids operations in the second quarter.

Other Products and Services – For the quarter, segment net sales were $7.3 million, a decrease of $.4 million from $7.7 million for the fourth quarter of 2002. For the year, segment net sales decreased by $2.4 million to $29.8 million compared with $32.2 million in 2002. The primary reason for the decline in current-year segment net sales was the general softness of the overall economy and the specialty products market. Additionally, stronger warehouse distribution sales were more than offset by lower trucking sales.

Operating income of the Other Products and Services Segment for the fourth quarter was $.3 million, which was substantially flat compared to the fourth quarter of 2002 after excluding the 2002 impact of the final write-off of assets of the closed fiberboard operation. For the year, operating income declined by $.2 million primarily due to lower segment sales.

Comments from David Freeman, President and Chief Executive Officer

David Freeman, President and Chief Executive Officer, commented, “We took a number of actions in 2003 to support the future growth of the Company. I believe one of the most important was our decision to strengthen our business structure by changing our organization to manage as One Lydall instead of disparate groups.”

Mr. Freeman continued, “Lydall has grown over the years through many good acquisitions. These acquisitions, however, brought with them a cost structure that hurt us in 2003. With little price increase opportunity, our fixed overheads affected our ability to benefit, in profit terms, from our volume growth. To address this issue we looked closely at the loading of our operating facilities. It is this review which led to the consolidation of our Vital Fluids facilities earlier in the year and the recent announcement to close our Columbus facility, transferring the products manufactured there to other automotive plants. These changes to our manufacturing structure will help us towards our goal of improving gross margins.

“Our manufacturing inefficiencies were the major reason for our profit decline in 2003. While we saw sales growth of 7 percent, and our SG&A remained constant as a percentage of sales, we were not able to carry the positive sales trend to the gross margin line, and ultimately to the bottom line. I believe our restructured organization and the formation of the Sales and Marketing and Manufacturing Councils, to focus on these issues company-wide, will benefit Lydall’s future sales growth and profitability.

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LYDALL, INC. News Release	5 of 7	February 9, 2004

“Near term, we have a great deal to do. We will focus on realizing the benefits of the One Lydall structure. At the same time, close management of the transfer of manufacturing from Columbus to our other automotive plants will be critical. In Europe, we will direct our attention to the opening of the St. Nazaire facility and transferring certain products from Germany as efficiently as possible.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EST to discuss its fourth quarter and year-end December 31, 2003 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 662-5508 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Germany, Japan, Singapore and Taiwan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2002 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 48 percent of Lydall’s 2003 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

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LYDALL, INC. News Release	6 of 7	February 9, 2004

Summary of Operations

In thousands except per share data

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
Net sales	$63,111	$64,857	$271,385	$253,522
Cost of sales	50,417	50,674	207,242	188,286

Gross margin	12,694	14,183	64,143	65,236
Selling, product development and administrative expenses	12,503	11,419	50,533	46,846
Restructuring charges	—	303	—	303

Operating income	191	2,461	13,610	18,087

Interest expense	226	241	974	872
Other (income) expense	(103)	(8)	(123)	(188)

	123	233	851	684

Income from continuing operations before income taxes	68	2,228	12,759	17,403
Income tax (benefit) expense	(157)	635	4,387	5,671

Income from continuing operations	225	1,593	8,372	11,732

Discontinued operations:
Loss on disposal of discontinued segments, net of tax	—	(220)	(819)	(220)

Loss from discontinued operations	—	(220)	(819)	(220)

Net income	$225	$1,373	$7,553	$11,512

Basic earnings per common share:
Continuing operations	$0.01	$0.10	$0.52	$0.73
Discontinued operations	—	(0.01)	(0.05)	(0.01)

Net income	$0.01	$0.09	$0.47	$0.72

Diluted earnings per common share:
Continuing operations	$0.01	$0.10	$0.52	$0.72
Discontinued operations	—	(0.01)	(0.05)	(0.01)

Net income	$0.01	$0.09	$0.47	$0.71

Weighted average common shares outstanding	16,157	16,021	16,105	16,003
Weighted average common shares and equivalents outstanding	16,398	16,167	16,229	16,292

Summary of Segment Information

In thousands

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
Net Sales
Thermal/Acoustical	$37,998	$40,646	$168,444	$150,440
Filtration/Separation	18,110	16,999	74,851	72,776
Other Products and Services	7,306	7,673	29,817	32,175
Reconciling Items	(303)	(461)	(1,727)	(1,869)

Consolidated Totals	$63,111	$64,857	$271,385	$253,522

Operating Income
Thermal/Acoustical	$2,364	$4,202	$19,547	$20,449
Filtration/Separation	1,225	1,702	8,675	10,597
Other Products and Services	320	66	2,033	2,187
Reconciling Items	(3,718)	(3,509)	(16,645)	(15,146)

Consolidated Totals	$191	$2,461	$13,610	$18,087

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LYDALL, INC. News Release	7 of 7	February 9, 2004

Financial Position

In thousands except ratio data

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$3,008	$2,596
Working capital	$54,722	$43,460
Total debt	$25,977	$25,914
Stockholders’ equity	$143,348	$130,068
Total capitalization	$169,325	$155,982
Current ratio	2.44	2.06
Total debt to total capitalization	0.15	0.17

Cash Flow

In thousands

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)
Cash provided by operating activities	$6,396	$8,137	$21,034	$18,449
Cash used for investing activities	$(5,531)	$(4,047)	$(18,241)	$(14,105)
Cash provided by (used for) financing activities	$1,205	$(2,947)	$(1,601)	$(2,814)
Depreciation and amortization	$3,676	$3,400	$13,393	$11,529
Capital expenditures	$3,015	$4,024	$15,852	$14,171

Common Stock Data

Fourth Quarter Ended December 31,

	2003	2002
High	$13.88	$12.55
Low	$10.19	$9.86
Close	$10.19	$11.35

2,236,200 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the fourth quarter of 2003.

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